Exhibit 3.3

GOODNESS GROWTH HOLDINGS, INC.

(FORMERLY, VIREO HEALTH INTERNATIONAL, INC.)

(the "Company")

AMENDMENT TO THE ARTICLES OF THE COMPANY

AS EFFECTED ON JULY 15, 2020

Pursuant to section 42(2)(a)(iv) of the British Columbia Business Corporations Act, the following is an extract of a special resolution of the shareholders of the Company passed at the annual general and special meeting of the Company held on July 15, 2020 (the "Meeting"), approving an amendment to the Company's Articles as set out herein. This extract is attached to the Articles of the Company and was received for deposit at the Company's records office on June 22, 2023.

The undersigned, J. Michael Schroeder, General Counsel, Chief Compliance Officer and Secretary of the Company, hereby certifies that the following is a true and complete copy of a special resolution of the shareholders of the Company passed at the Meeting, which special resolution was approved to be effective on January 1, 2021:

"IT IS RESOLVED AS A SPECIAL RESOLUTION OF THE SHAREHOLDERS THAT:

1. By adding to the end of Part 14 – Election and Removal of Directors of the Articles, a new section 14.13 – Nomination of Directors, (the "Advance Notice Provision") as set out in Schedule "C" of the Management Information Circular of the Corporation dated June 15, 2020, and such Advance Notice Provision be and is hereby authorized and approved and the Articles, as altered by this resolution, shall be the full form of the Articles accordingly;

2. The Board may in its absolute discretion, without further shareholder approval, amend or modify the Advance Notice Provision to make amendments which are of a typographical, grammatical or clerical nature; or to make amendments necessary as a result of changes in laws applicable to the Corporation;

3. Notwithstanding that this resolution has been duly passed by the shareholders of the Corporation, the Board may revoke such resolution at any time before it is effected without further action by the shareholders;

4. McMillan LLP be appointed as the Corporation's agent to electronically file the Notice of Alteration to the Notice of Articles with the Registrar of Companies; and

5. Any officer or director of the Corporation is hereby authorized and directed, for and on behalf of the Corporation, to execute and deliver, under corporate seal or otherwise, all documents and instruments and take such other actions as such director or officer may determine to be necessary or desirable to give implement this resolution and the matters authorized hereby, such determination to be conclusively evidenced by the execution and delivery of any such documents or instruments and the taking of any such actions."

In accordance with the Company's Information Circular dated June 15, 2020 and the above resolutions, the Company's Articles will be amended by adding the following section 14.13 in its entirety:

"14.13	Nomination of Directors.

(a)

Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the Corporation. Nominations of persons for election to the Board of Directors may be made at any annual meeting of shareholders, or at any special meeting of shareholders if one of the purposes for which the special meeting was called was the election of directors:

(i)	by or at the direction of the Board, including pursuant to a notice of meeting;
(ii)

by or at the direction or request of one or more shareholders pursuant to a proposal made in accordance with the provisions of the Act, or a requisition of the shareholders made in accordance with the provisions of the Act; or

(iii)	by any person (a "Nominating Shareholder"):
(1)

who, at the close of business on the date of the giving of the notice provided for below in this Article 14.13 and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(2)	who complies with the notice procedures set forth below in this Article 14.13.
(b)

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the Secretary of the Corporation at the principal executive offices of the Corporation.

(c)	To be timely, a Nominating Shareholder's notice to the Secretary of the Corporation must be made:
(i)

in the case of an annual meeting of shareholders, not less than 30 nor more than 65 days prior to the date of the annual meeting of shareholders; provided, however, that in the event that the annual meeting of shareholders is to be held on a date that is less than 50 days after the date (the "Notice Date") on which the first public announcement of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(ii)

in the case of a special meeting (which is not also an annual meeting) of shareholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made. In no event shall any adjournment or postponement of a meeting of shareholders or the announcement thereof commence a new time period for the giving of a Nominating Shareholder's notice as described above.

(d)	To be in proper written form, a Nominating Shareholder's notice to the Secretary of the Corporation must set forth:
(i)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:
(1)	the name, age, business address and residential address of the person;
(2)	the principal occupation or employment of the person;
(3)

the class or series and number of shares in the capital of the Corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(4)

any other information relating to the person that would be required to be disclosed in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below); and

(ii)

as to the Nominating Shareholder giving the notice, any proxy, contract, arrangement, understanding or relationship pursuant to which such Nominating Shareholder has a right to vote any shares of the Corporation and any other information relating to such Nominating Shareholder that would be required to be made in a dissident's proxy circular in connection with solicitations of proxies for election of directors pursuant to the Act and Applicable Securities Laws (as defined below).

The Corporation may require any proposed nominee to furnish such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director of the Corporation or that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee.

(e)

No person shall be eligible for election as a director of the Corporation unless nominated in accordance with the provisions of this Article 14.13; provided, however, that nothing in this Article 14.13 shall be deemed to preclude discussion by a shareholder (as distinct from the nomination of directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of the Act. The Chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

(f)	For purposes of this Article 14.13:

(i)

"public announcement" shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the Corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(ii)

"Applicable Securities Laws" means the applicable securities legislation of each relevant province and territory of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commission and similar regulatory authority of each province and territory of Canada.

(g)

Notwithstanding any other provision of this Article 14.13, notice given to the Secretary of the Corporation pursuant to this Article 14.13 may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the Secretary of the Corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the Secretary at the address of the principal executive offices of the Corporation; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Vancouver time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

(h)	Notwithstanding the foregoing, the Board may, in its sole discretion, waive any requirement described in this Article 14.13."

DATED this 22 day of June, 2023.

/s/ J. Michael Schroder

J. Michael Schroeder

General Counsel, Chief Compliance Officer and Secretary